Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Media Contact:

Sara Banda
Corporate
Media@L3Harris.com 321-306-8927

L3Harris Appoints ATI Chair, President and Chief Executive Officer
Kimberly Fields to Board of Directors
MELBOURNE, Fla., Oct. 22, 2026 — L3Harris Technologies (NYSE: LHX) today announced that Kimberly Fields, Chair, President and Chief Executive Officer of ATI, Inc., has been appointed to its Board of Directors.
“Kim brings an exceptional track record of scaling operations and driving sustained performance,” said Sam Mehta, President and Chief Executive Officer, L3Harris. “Her proven leadership and expertise in complex manufacturing will be instrumental as L3Harris accelerates production, expands capacity and strengthens execution across the enterprise.”
Fields, 56, was appointed ATI Board Chair in May of 2026, adding to her role as President and Chief Executive Officer, which she has held since 2024. She joined ATI in 2019 as Executive Vice President of the Flat Rolled Products Group. She subsequently led both of ATI’s operating segments, Advanced Alloys & Solutions and High Performance Materials & Components, before being named Chief Operating Officer in 2022 and President in 2023.
Before joining ATI, Fields served as Group President of Industrial and Energy at IDEX Corporation, a global manufacturer of fluidics systems and specialty engineered products. Earlier in her career, she held leadership roles at EVRAZ North America, GE Energy, Alcoa, The Boston Consulting Group and Owens Corning, with responsibilities spanning operations, manufacturing, strategy and commercial leadership.
“I am thrilled to join the L3Harris Board of Directors and support the company’s ongoing transformation and growth in today’s dynamic environment,” Fields said. “I look forward to contributing to L3Harris’ continued success and delivering innovation for its most important customer – the warfighter.”
About L3Harris Technologies
L3Harris is the Trusted Disruptor in defense tech. With customers’ mission-critical needs always in mind, our employees deliver end-to-end technology solutions connecting the space, air, land, sea and cyber domains in the interest of national security. Visit L3Harris.com for more information.
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